EXHIBIT 11.1

              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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                                       THREE MONTHS ENDED JULY 31,

                                         1996           1995


Weighted average shares outstanding       2,020,156      1,982,255
Net effect of dilutive stock options -
 based on the treasury stock method
 using average market price                  18,109         70,183

                                          2,038,265      2,052,438

Net income                               $  252,424     $  158,988

Net income per share                     $     0.12     $     0.08

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